Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hanmi Financial Corporation:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 15, 2013, with respect to the consolidated balance sheets of Hanmi Financial Corporation and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of Hanmi Financial Corporation.

/s/ KPMG LLP

Los Angeles, California

October 22, 2013